Exhibit 3.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PURE ACQUISITION CORP.

Pursuant to Section 102 of the

Delaware General Corporation Law

Pure Acquisition Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its sole incorporator, hereby certifies as follows:

1. The name of the Corporation is “Pure Acquisition Corp.”;

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 13, 2017 and was amended and restated on December 12, 2017 (the “Certificate of Incorporation”);

3. This Second Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation;

4. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read, in full, as follows:

FIRST: The name of the Corporation is Pure Acquisition Corp.

SECOND: The registered office of the Corporation is to be located at c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at that address is Capitol Services, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 211,350,000 of which 210,350,000 shares shall be Common Stock of the par value of $.0001 per share (“Common Stock”), including 200,000,000 shares of Class A Common Stock (“Class A Common Stock”) and 10,350,000 shares of Class B Common Stock (“Class B Common Stock”) and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (“Preferred Stock”).

A.    Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.    Common Stock.

(a)    The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)

(b)    Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d)    Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the Business Combination (as defined below). Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below) (excluding the warrants to be issued in a private placement that closes simultaneously with the closing of the Corporation’s initial public offering (the “IPO”) and up to 1,500,000 private placement warrants issued for the repayment of debt), are issued or deemed issued in excess of the amounts offered in the IPO and related to the Business Combination (other than the Forward Purchase Securities (as defined below)), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) at a ratio for which:

•	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding the Forward Purchase Securities and any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

•	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

For purposes of this Certificate, “Equity-linked Securities” shall mean any securities of the Corporation or any of the Corporation’s subsidiaries which are convertible into, or exchangeable for, equity securities of the Corporation or such subsidiary, including any securities issued by the Corporation or any of its subsidiaries which are pledged to secure any obligation of any holder to purchase equity securities of the Corporation or any of its subsidiaries.

As used herein, “Forward Purchase Securities” means the units, shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock issued pursuant to that certain Forward Purchase Agreement by and between the Corporation and HighPeak Energy Partners LP dated as of the date of the IPO.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding (without the necessity of calling, noticing or holding a meeting of holders of Class B Common Stock), consenting or agreeing separately as a single class, and (ii) in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this subsection (d). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this subsection (d) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Daniel Silver	421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B.    The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.    The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B.    If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.    If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: A. In recognition and anticipation that (i) certain directors, principals, and officers of HighPeak Energy Partners, LP, HighPeak Pure Acquisition, LLC and their Affiliates (as defined below) (the “Sponsor Parties”) may serve as directors or officers of the Corporation, (ii) the Sponsor Parties and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the

Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article ELEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor Parties, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.    None of (i) any Sponsor Parties or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph C of this Article ELEVENTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

C.    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph B. of this Article ELEVENTH shall not apply to any such corporate opportunity.

D.    In addition to and notwithstanding the foregoing provisions of this Article ELEVENTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E.    For purposes of this Article ELEVENTH, (i) “Affiliate” shall mean (A) in respect of a Sponsor Party, any Person that, directly or indirectly, is controlled by such Sponsor Party, controls such Sponsor Party or is under common control with such Sponsor Party and shall include any principal, member, director, partner, shareholder, or officer, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.

TWELFTH: A. The provisions of this Article TWELFTH shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article TWELFTH shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least a majority of all then outstanding shares of the Common Stock.

B.    Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2018, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay (i) income or other tax obligations, (ii) up to $10,000 per month for office space, utilities and secretarial and administrative support, and (iii) up to $50,000 for liquidation expenses, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of shares in connection with a vote seeking to amend any provisions of this Second Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity (as described in subsection L hereof) or (iii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of the Sponsor) are referred to herein as “Public Stockholders.”

C.    Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, subsection D hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such subsections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with subsection D hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

D.    If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of subsection C hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of subsection C hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this subsection D. In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation as described in subsection B above, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation as described in subsection B above, by (b) the total number of then outstanding Offering Shares.

E.    In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation as described in subsection B above (net of taxes payable and up to $50,000 for dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

F.    If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

G.    If the Corporation conducts a tender offer pursuant to subsection D above, the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

H.    A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in subsections B, C, D or L hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

I.    Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

J.    The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

K.    Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article TWELFTH.

L.    If, in accordance with Subsection A hereof, any amendment is made to this ARTICLE TWELFTH, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation as described in subsection B above, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

M.    The initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any taxes payable on interest earned) at the time of the agreement to enter into the Business Combination.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this      day of April, 2018.

PURE ACQUISITION CORP.

By:
Name:
Title:

12